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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Current Report on Form 8-K/A of Ascend Communications, Inc. dated November 3, 1998 and in the Registration Statements (Form S-8) pertaining to the Options Granted Under the Stratus Computer, Inc. 1983 Stock Option Plan, as amended, Non-Qualified Common Stock Option Plan and 1997 Non-Qualified Common Stock Option Plan and Assumed By Ascend Communications, Inc.; 1998 Supplemental Stock Incentive Plan; 1998 Stock Incentive Plan; 1996 Restricted Stock Plan and 1994 Outside Directors Stock Option Plan; First Amended and Restated 1989 Stock Option Plan and 1994 Outside Directors Stock Option Plan; 1994 Employee Stock Purchase Plan; Individual Option Agreements Issued by Morning Star Technologies, Inc. and Assumed by Ascend Communications, Inc.; 401(k) Savings Plan; 1996 Restricted Stock Plan; 1989 Stock Option Plan and Individual Option Agreements Issued by NetStar, Inc. and Assumed by Ascend Communications, Inc.; and Options Granted under the Whitetree, Inc. 1993 Incentive Stock Plan, Cascade Communications Corp. Amended and Restated 1991 Stock Plan, Cascade Communications Corp. 1994 Non-Employee Director Stock Option Plan, Arris Networks, Inc. 1995 Stock Option Plan and Sahara Networks, Inc. 1995 Stock Plan and Assumed by Ascend Communications, Inc. and in the Registration Statements (Form S-3) No. 333-13377, No. 333-11091, No. 333-21751, and No. 333-32781 and in the related Prospectuses, of Ascend Communications, Inc. of our report dated January 21, 1998, with respect to the consolidated financial statements of Stratus Computer, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 28, 1997 and the related financial statement schedule included therein.

                                                ERNST & YOUNG LLP

Boston, Massachusetts
October 29, 1998